UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	April 16, 2014

GREEN AUTOMOTIVE COMPANY

(Exact name of registrant as specified in its charter)

Nevada	000-54049	22-3680581
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5495 Wilson Street

Riverside, California 92509

(Address of principal executive offices)  (zip code)

(877) 449-8842

(Registrant’s telephone number, including area code)

23 Corporate Place, Suite 150

Newport Beach, California 92660

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.

In the fall of 2013, by prearrangement, Ironridge Global Partners, Ltd. (“Ironridge”) as plaintiff filed a complaint against Green Automotive Company (“GAC” or the “Company”) as defendant in Superior Court, County of Los Angeles, California (the “Superior Court”) alleging that the Company owed Ironridge $545,049.08 as a result of certain trade debt of GAC that Ironridge arranged to purchase.  On December 2, 2013 GAC and Ironridge entered into a stipulation (the “Stipulation”) for the settlement of Ironridge’s complaint pursuant to which Ironridge would forgive the indebtedness in exchange for which GAC would issue a certain number of shares to Ironridge calculated in accordance with a formula set forth in the Stipulation. On December 4, 2013 counsel for Ironridge and GAC appeared before the Hon. Deirdre Hill, Judge (Judge Hill) in the Superior Court, and the Court approved the Stipulation under procedures authorized in Section 25107 of the California Corporations Code and in accordance with a transaction exemption under Section 3(a)(10) of the Securities Act of 1933 (the “Securities Act”) described immediately below.

Ordinarily the shares the Company would have issued to Ironridge would have been restricted, and Ironridge would not have been able to sell them in the open market without (i) the effectiveness of a registration statement for the shares under the Securities Act of 1933 as amended (the “Securities Act”), or (ii) the availability of an exemption from registration under the Securities Act, such as Rule 144. Ironridge and the Company agreed that Ironridge would prepare documentation to invoke a transactional exemption under Section 3(a)(10) of the Securities Act which permits certain original (new) share issuances by a reporting company issuer to be exempt from the Securities Act registration requirements if the conditions of the Section 3(a)(10) exemption are met.  Among these conditions is the approval by a Court with proper standing of the fairness of the issuances to, among others, the issuer and the recipient of the shares, after the conduct of a fairness hearing.

Accordingly, the Stipulation described earlier was submitted to the Court and the Court approved the Stipulation. As a result GAC was required to issue unrestricted free-trading shares of its common stock to Ironridge. Under the Stipulation the initial issuance was 7,700,000 free-trading shares. Judge Hill retained jurisdiction over the parties for all purposes related to the Stipulation.

After the initial issuance GAC issued a total of 27 million additional free trading shares to Ironridge under the Stipulation formula. On or about March 28, 2014, however, Ironridge demanded GAC issue an additional 43 million free-trading shares based on Ironridge’s calculations under the Stipulation. Ironridge’s calculation depends on its interpretation of certain clauses in the Stipulation and the allegation that GAC delayed the timely issuance of shares to which Ironridge was entitled and has thus increased the base amount of shares owed under the Stipulation. The initial Ironridge demand for 43 million shares has increased to 55 million additional shares (the “Additional Shares”), and may increase further based on remarks in the Ironridge papers described below.  GAC has disputed the demand and has refused to issue the Additional Shares.

On April 16, 2014 Ironridge brought an ex parte  proceeding before Judge Hill to compel GAC to issue the Additional Shares under the Stipulation. GAC filed its answering papers in opposition to the Ironridge motion, and the Court has scheduled a hearing for May 14, 2014.

At the time of Ironridge’s original application to the Court on April 16, 2014, Judge Hill entered a temporary restraining order (“Original TRO”) prohibiting GAC or anyone affiliated or working with GAC, such as the Company’s transfer agent, from effecting any transactions in shares of GAC’s common stock, pending the hearing on May 14, 2014. GAC moved for a modification of the Original TRO before the Court and Judge Hill granted GAC’s motion to the following extent (“Modified TRO”):  (i) any transaction involving shares of GAC’s already issued and outstanding shares of common stock are permissible, such as but not limited to ordinary market trading activity and settlement of trades; and (ii) the Company was permitted to issue 120 million restricted shares of GAC common stock to the stockholders of Blackhawk Manufacturing, Inc. in connection with closing the acquisition transaction of that company.

The Court continued the Original TRO with respect to prohibiting all other original issuances of the Company’s common stock, regardless of the source of the new issuance request, without prior application to and approval by the Court. Therefore, presently, the Company may not issue new shares of its common stock, restricted or free-trading, to anyone including stockholders seeking to convert their shares of Series A Preferred into shares of common stock.  As part of the papers the Company filed in opposition to Ironridge’s motion, the Company is seeking the dissolution of the Modified TRO and the rescission of the underlying transaction.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 7, 2014

GREEN AUTOMOTIVE COMPANY

By: Ian G. Hobday, CEO